                                                                    EXHIBIT 20.1


FOR IMMEDIATE RELEASE:

CONTACT:
Bob Husted                                Nancy Hamilton
Investor Relations Manager                Chief Financial Officer
(303) 440-5330 ext. 350                   (303) 440-5330 ext. 224
bhusted@spectralink.com                   nhamilton@spectralink.com


                 SPECTRALINK CONFIRMS PRELIMINARY FOURTH QUARTER
                            AND YEAR-END 2001 RESULTS


BOULDER, COLO. - JAN. 22, 2002 - SpectraLink Corporation (NASDAQ: SLNK) confirms preliminary financial results for the fourth quarter and year-end 2001 that were published on January 14, 2002.

The company reported sales revenue for calendar year 2001 of $60.8 million compared to $54.1 million for 2000. Earnings per diluted share for calendar year 2001 were $0.35 on net income of $7.0 million compared to $0.32 in earnings per diluted share on net income of $ 6.5 million for 2000. Fourth quarter 2001 revenue was $14.9 million with earnings per diluted share of $0.05 and net income of $1.0 million compared to $15.6 million in revenue, $0.12 in earnings per diluted share and net income of $2.3 million in the fourth quarter of 2000.

CONFERENCE CALL AND WEBCAST INFORMATION

SpectraLink held a conference call and audio webcast to discuss preliminary fourth quarter 2001 results and 2002 revised guidance on January 15, 2002. The replay of this call can be accessed by dialing 800-695-1564 and will be available until January 29, 2002. You can access the replay on the Internet at http://www.spectralink.com until February 13, 2002.

ABOUT SPECTRALINK

SpectraLink Corporation (Nasdaq: SLNK) is the leading manufacturer and provider of wireless telephone systems for the workplace in North America. Headquartered in Boulder, Colo., SpectraLink has more installed systems and accumulated more experience and application knowledge than any other provider. SpectraLink distributes its products through industry-leading service, equipment and application providers, cultivating a vast customer base among industries including retail, education, healthcare, manufacturing, finance, information systems and telecommunications. For more information, call 1-800-676-5465, or visit http://www.spectralink.com.
                                    --more--

This release, as it relates to revenues and other company matters, contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Investors are directed to the Risk Factors section and other information contained in the company's most recent 10-Q and 10-K filings with the Securities and Exchange Commission for a more complete description of the risks and uncertainties relating to the material in this release as well as to other aspects of the company's business.

                                       ###

All trademarks, trade names, registered trademarks, or registered trade names are property of their respective holders. For more information, visit the SpectraLink website at www.spectralink.com.

                         Three pages of tables attached

                             SPECTRALINK CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                       Three Months Ended      Years Ended
                                                           December 31         December 31
                                                        -----------------   -----------------
                                                          2001      2000      2001      2000
                                                        -------   -------   -------   -------
NET SALES                                               $14,917   $15,599   $60,751   $54,083
COST OF SALES                                             5,657     5,176    20,517    18,935
                                                        -------   -------   -------   -------
      Gross Profit                                        9,260    10,423    40,234    35,148

OPERATING EXPENSES
      Research and development                            1,480     1,209     5,510     4,565
      Marketing and selling                               5,472     5,445    21,504    19,299
      General and administrative                            855       834     3,378     3,014
                                                        -------   -------   -------   -------
        Total operating expenses                          7,807     7,488    30,392    26,878

INCOME FROM OPERATIONS                                    1,453     2,935     9,842     8,270
INVESTMENT INCOME AND OTHER, net                            156       464     1,360     1,877
                                                        -------   -------   -------   -------
INCOME BEFORE INCOME TAXES                                1,609     3,399    11,202    10,147
INCOME TAX EXPENSE                                          604     1,083     4,201     3,613
                                                        -------   -------   -------   -------

NET INCOME                                              $ 1,005   $ 2,316   $ 7,001   $ 6,534
                                                        =======   =======   =======   =======


BASIC EARNINGS PER SHARE                                $  0.05   $  0.12   $  0.37   $  0.34
                                                        =======   =======   =======   =======

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING                19,130    19,080    19,010    19,190
                                                        =======   =======   =======   =======

DILUTED EARNINGS PER SHARE                              $  0.05   $  0.12   $  0.35   $  0.32
                                                        =======   =======   =======   =======

DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING              20,060    19,860    19,990    20,340
                                                        =======   =======   =======   =======

                             SPECTRALINK CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                           December 31, December 31,
                                                           -----------  ------------
                                                               2001        2000
                                                             --------    --------
CURRENT ASSETS:
   Cash and cash equivalents                                 $ 37,242    $ 20,793
   Short-term investments in marketable securities              1,004      10,976
   Trade accounts receivable, net of allowance of $364
      and $308, respectively                                   12,820      14,481
   Income taxes receivable                                      2,579          --
   Inventory                                                    8,073       9,029
   Deferred income taxes - current portion                      1,548       1,336
   Other                                                          520       1,037
                                                             --------    --------
          Total current assets                                 63,786      57,652
                                                             --------    --------

PROPERTY AND EQUIPMENT, at cost:
    Furniture and fixtures                                      1,575       1,461
    Equipment                                                   6,290       5,173
    Leasehold improvements                                        856         805
                                                             --------    --------
                                                                8,721       7,439
   Less  - Accumulated depreciation                            (6,503)     (5,420)
                                                             --------    --------
          Net property and equipment                            2,218       2,019
DEFERRED INCOME TAXES - NON CURRENT                               201         236
OTHER                                                             233         163
                                                             --------    --------
TOTAL ASSETS                                                 $ 66,438    $ 60,070
                                                             ========    ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable                                          $  1,009    $  1,549
   Accrued payroll, commissions, and employee benefits          2,371       2,519
    Income taxes payable                                           --          62
   Accrued sales, use tax and property taxes                      345         226
   Accrued warranty expenses                                      278         290
   Other accrued expenses                                         618         735
   Deferred revenue                                             3,868       2,932
                                                             --------    --------
          Total current liabilities                             8,489       8,313
                                                             --------    --------
LONG-TERM LIABILITIES                                             231         263
                                                             --------    --------
          Total liabilities                                     8,720       8,576
                                                             --------    --------

STOCKHOLDERS' EQUITY:
   Common stock                                                   217         207
   Additional paid-in capital                                  62,121      53,855
   Retained earnings                                           12,997       5,996
   Treasury stock at cost                                     (17,617)     (8,564)
                                                             --------    --------
TOTAL STOCKHOLDERS' EQUITY                                     57,718      51,494
                                                             --------    --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $ 66,438    $ 60,070
                                                             ========    ========

                             SPECTRALINK CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (In thousands)

                                                                     Three Months Ended         Years Ended
                                                                        December 31             December 31
                                                                    --------------------    --------------------

                                                                      2001        2000        2001        2000
                                                                    --------    --------    --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
      Net income                                                    $  1,005    $  2,316    $  7,001    $  6,534
      Adjustments to reconcile net income to net
cash provided by operating activities:
           Depreciation and amortization                                 284         246       1,083       1,064
           Income tax benefit from the exercise of
             stock options                                             2,771          53       3,751         583
           Provision for bad debts                                        (1)         59          56          80
           Provision for excess and obsolete inventory                    28         107         128         200
           Amortization of discount on investments in
             marketable securities                                         2         (13)        (44)       (113)
           Loss on disposal of assets                                     --          28          --          28
           Deferred Income taxes                                        (177)      1,069        (177)      1,069
      Changes in assets and liabilities -
           (Increase) decrease in trade accounts
             receivable                                                2,055        (518)      1,605      (2,827)
           (Increase) in income tax receivable                        (2,579)         --      (2,579)         --
           Decrease (increase) in inventory                               74        (386)        828      (4,038)
           Decrease in other assets                                       37         297         447       1,034
           Increase (decrease) in accounts payable                       142          48        (540)        146
           Increase in accrued liabilities,
             income taxes payable and deferred revenue                   750         923         684       2,054
                                                                    --------    --------    --------    --------
              Net cash provided by operating activities                4,391       4,229      12,243       5,814

CASH FLOWS FROM INVESTING ACTIVITIES:
      Purchases of property and equipment                               (256)       (214)     (1,282)       (707)
      Purchases of investments in marketable securities                   --      (1,000)     (3,484)     (2,976)
      Maturity of investments in marketable securities                 1,000       2,000      13,500      11,000
                                                                    --------    --------    --------    --------
              Net cash provided by investing activities                  744         786       8,734       7,317

CASH FLOWS FROM FINANCING ACTIVITIES:
      Proceeds from exercises of common stock options                  2,105          29       3,914         930
      Proceeds from issuances of common stock                            316         303         611         602
      Purchases of treasury stock                                     (3,362)       (885)     (9,053)     (3,474)
                                                                    --------    --------    --------    --------
              Net cash used in financing activities                     (941)       (553)     (4,528)     (1,942)
                                                                    --------    --------    --------    --------

INCREASE IN CASH AND CASH EQUIVALENTS                                  4,194       4,462      16,449      11,189
CASH AND CASH EQUIVALENTS, beginning of period                        33,048      16,331      20,793       9,604
                                                                    --------    --------    --------    --------
CASH AND CASH EQUIVALENTS, end of period                            $ 37,242    $ 20,793    $ 37,242    $ 20,793
                                                                    ========    ========    ========    ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
      Cash paid for income taxes                                    $  1,040    $    534    $  3,266    $  1,675
                                                                    ========    ========    ========    ========